January 2, 2003


Dear Shareholder:

     I am pleased to enclose your regular fourth quarter cash dividend of $0.135 per share, representing an increase of $.005 or 3.8% over the same period last year. The dividend is payable on January 2, 2003 to shareholders of record December 2, 2002. Dividends declared for the year ended December 31, 2002 totaled $0.525 as compared to $0.520 for the same period last year. This is the 139th consecutive year that your bank has paid dividends to its shareholders.

                               HIGHLIGHTS OF 2002

53.5% Increase in Nine-Month Net Income
---------------------------------------
     Net income for the first nine months of 2002 was $4.2 million, a 53.5% increase over the 2001 nine-month net income of $2.8 million. Earnings for the period benefited from an increase in net interest income as interest earning assets and the margin earned on assets increased. Also contributing to the increase in 2002 net income was a $274 thousand non-recurring after tax gain on the sale of real estate assets ($44 thousand after tax gain in 2001) and an after tax gain of $333 thousand on the sale of residential mortgage assets ($78 thousand after tax gain in 2001). This large percentage increase can be attributed to 2001 earnings that were affected by a series of rate decreases and by increases in the provision for loan loss expense. Improvement in credit quality and credit administration remains a high priority leading to improved performance and reduced risk.

12.1% Stock Price Increase
--------------------------
     The stock price of First Chester County Corporation increased 12.1% from $15.25 at January 1, 2002 to $17.10 at December 20, 2002. The calculations are based on the average bid and ask prices of First Chester County Corporation common stock ("FCEC") quoted by market makers on the respective dates.

3.2% Dividend Yield
-------------------
     The new quarterly dividend payout represents an annualized dividend yield of 3.2%. This calculation is based on the average bid and asked prices of shares of First Chester County Corporation common stock ("FCEC") quoted by market makers on December 20, 2002.




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Page 2

Total Combined Asset Growth*
---------------------------

     The following graph depicts the total combined asset growth of First Chester County Corporation from $591.3 million in 1993 to $1.104 billion in 2002.

                               Dollars in Millions

                                [OBJECT OMITTED]

          *Total   combined  assets  include  assets  of  First  Chester  County
     Corporation and assets under management and custody of the Financial Management Services Division. The 2002 figures are reported as of September 30, 2002.


On behalf of our Directors, Officers, and Employees, I would like to thank all Shareholders and Customers that attended our 9th Annual Customer Appreciation Week Celebration & Gala during October.

We are proud of our achievements this year. As we celebrate 140 years of banking in Chester County, we remain dedicated to serving our Shareholders and Customers as "Your Hometown Bank(R)."


                                                                      Sincerely,


                                                                Charles E. Swope
                                             Chairman of the Board and President


This release contains certain  forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company believes the assumptions underlying the forward-looking statements are reasonable. However, because the assumptions are predictions of future events and circumstances, any of the assumptions could be inaccurate. Therefore there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause actual results to vary materially from the results anticipated might be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Company disclaims any obligation or intent to update any such factors or forward-looking statements to in light of future events and developments.